EXHIBIT 12

                     ILLINOIS BELL TELEPHONE COMPANY
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (Dollars in Millions)
                                                    Six Months Ended
                                                        June 30
                                                    -------------
                                                  1996         1995
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings (2).................  $  500.0      $  564.6

     b) Portion of rental expense
         representative of the
         interest factor (1).................       4.8           5.0
                                               --------      --------
     Total 1(a) through 1(b).................  $  504.8      $  569.6
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   56.6      $   58.6

     b) Capitalized interest.................       1.8           1.3

     c) Portion of rental expense
         representative of the
         interest factor (1).................       4.8           5.0
                                               --------      --------
     Total 2(a) through 2(c).................  $   63.2      $   64.9
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......      7.99          8.78
                                                  =====         =====


(1) One-third of rental expense is considered to be the amount representing return on capital.

(2) The results for the first six months of 1995 reflect a $76.9 million pretax credit primarily from settlement gains resulting from lump-sum pension payments from the pension plan to former employees who left the business in the nonmanagement work force restructuring.